Exhibit 99.1

UTC ELECTS CHÊNEVERT CHIEF EXECUTIVE OFFICER;

DAVID TO CONTINUE AS BOARD CHAIRMAN

LONGUEUIL, Quebec, Canada, April 9, 2008 — United Technologies Corp. (NYSE: UTX) Board of Directors today elected Louis R. Chênevert the corporation’s Chief Executive Officer, succeeding George David, 66, who will continue as Chairman. Chênevert, 50, will retain the title of UTC President and continue as a director.

“This transition has been a deliberate and successful process during which Louis has demonstrated his ability successfully to lead this large and complex organization. We all have the highest confidence in him,” said David.

Chênevert was elected UTC’s President and Chief Operating Officer in March 2006. He joined Pratt & Whitney Canada, a UTC subsidiary, in 1993 after 14 years at General Motors and was elected Pratt & Whitney’s President in 1999.

“I am honored by the trust the Board has placed in me and feel privileged to have the opportunity to follow George David, a truly outstanding leader and CEO,” Chênevert said. “Under George’s leadership, UTC has delivered extraordinary performance and is well positioned for the future.”

“I have great confidence in UTC’s ability to continue to deliver superior performance. We have an experienced leadership team, a balanced portfolio of products, and a strong global footprint, the essential elements of success,” Chênevert added.

United Technologies, based in Hartford, Conn., is a diversified company providing high technology products and services to the global aerospace and building industries. UTC’s products include Pratt & Whitney aircraft engines, Sikorsky helicopters, Carrier heating and air conditioning, Hamilton Sundstrand aerospace systems and industrial products, Otis elevators and escalators, UTC Fire & Security systems and UTC Power fuel cells.

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